                                                                     EXHIBIT 2












                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       MCLANE FOODSERVICE--TEMPLE, INC.,
                              MCLANE COMPANY, INC.
                                      AND
                         PERFORMANCE FOOD GROUP COMPANY

                              TABLE OF CONTENTS


ARTICLE         HEADING                                                                                           PAGE
1.
                PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                1.1.        Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.
                CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                2.1.        Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                2.2.        Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                2.3.        Purchase Price Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                2.4.        Allocation of Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.
                CLOSING; OBLIGATIONS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                3.1.        Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                3.2.        Obligations of the Parties at the Closing  . . . . . . . . . . . . . . . . . . . . . .   4
                3.3.        Passage of Title at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                3.4.        Assignment of Seller's Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4.
                REPRESENTATIONS AND WARRANTIES BY SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                4.1.        Ownership of Assets; Validity and Enforceability . . . . . . . . . . . . . . . . . . .   7
                4.2.        Organization, Good Standing and Qualification  . . . . . . . . . . . . . . . . . . . .   7
                4.3.        Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                4.4.        No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                4.5.        Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                4.6.        Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                4.7.        Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                4.8.        Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                4.9.        No Undisclosed Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                4.10.       Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                4.11.       Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                4.12.       Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                4.13.       Absence of Questionable Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                4.14.       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                4.15.       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                4.16.       Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                4.17.       Employees and Fringe Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                4.18.       Certain Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                4.19.       Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                4.20.       Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                4.21.       Orders, Commitments and Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                4.22.       Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                4.23.       Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                4.24.       No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                4.25.       Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                4.26.       Professional Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                4.27.       Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                4.28.       Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22



ARTICLE         HEADING                                                                                           PAGE
                4.29.       Relationships with Related Persons . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                4.30.       Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


5.              REPRESENTATIONS AND WARRANTIES BY BUYER
                5.1.        Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                5.2.        Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.3.        Valid and Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.4.        No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.5.        Professional Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.6.        Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.7.        Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                5.8.        Employment Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


6.
                COVENANTS AND AGREEMENTS OF TEMPLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                6.1.        Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . .  24
                6.2.        Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                6.3.        Access; Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                6.4.        Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                6.5.        Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                6.6.        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                6.7.        Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                6.8.        Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                6.9.        Environmental Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                6.10.       Title Insurance and Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                6.11.       Post-Closing Ancillary Services  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                6.12.       Certain Matters with Respect to Parent Customers . . . . . . . . . . . . . . . . . . .  28

7.
                COVENANTS AND AGREEMENTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                7.1.        Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                7.2.        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                7.3.        Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                7.4.        Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

8.
                CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                8.1.        Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                8.2.        Performance by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                8.3.        Certificates of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.4.        Opinion of Counsel for Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.5.        Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.6.        Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.7.        Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.8.        Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.9.        Master Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


ARTICLE         HEADING                                                                                           PAGE
                8.10.       License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                8.11.       No Material Adverse Change; Due Diligence Review . . . . . . . . . . . . . . . . . . .  30
                8.12.       Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

9.
                CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.1.        Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.2.        Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.3.        Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.4.        Opinion of Counsel for Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.5.        Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.6.        Master Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                9.7.        License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

10.
                INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                10.1.       Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                10.2.       Time Limitation; Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                10.3.       Indemnification Threshold; Seller  . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                10.4.       Limitations on Amount; Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                10.5.       Special Rules with Respect to Environmental Matters  . . . . . . . . . . . . . . . . .  33
                10.6.       Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                10.7.       Time Limitation; Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                10.8.       Indemnification Threshold; Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                10.9.       Limitation on Amount; Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                10.10.      Special Rules with Respect to Environmental and Name Use Matters . . . . . . . . . . .  35
                10.11.      Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

11.
                SURVIVAL OF REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                11.1.       Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                11.2.       Statements as Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.3.       Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

12.
                TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                12.1.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                12.2.       Liabilities of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

13.
                MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                13.1.       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                13.2.       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                13.3.       Bulk Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                13.4.       Assignability; Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                13.5.       Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38



ARTICLE         HEADING                                                                                           PAGE
                13.6.       Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                13.7.       Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                13.8.       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                13.9.       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                13.10.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

EXHIBITS
Exhibit A       Escrow Agreement
Exhibit B       Form of Deed
Exhibit C       Instrument of Conveyance
Exhibit D       Non-Competition Agreement
Exhibit E       Master Sublease Agreement
Exhibit F       License Agreement


SCHEDULES

                            ASSET PURCHASE AGREEMENT


         Agreement made this 22nd day of October, 1996, by and among PERFORMANCE FOOD GROUP COMPANY, a Tennessee corporation ("Buyer"), McLANE FOODSERVICE--TEMPLE, INC., a Texas corporation ("Temple"), McLANE COMPANY, INC., a Texas corporation ("Parent") (Temple and Parent are collectively the "Seller"); and

         WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of Temple's assets and certain assets of Parent or one or more of its subsidiaries, including certain contract rights, used in Temple's foodservice business upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.
                          PURCHASE AND SALE OF ASSETS

         1.1. PURCHASE AND SALE OF ASSETS. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Seller (or a subsidiary of Parent) of, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer (or cause to be sold, conveyed, assigned, transferred and delivered to Buyer) at the Closing provided for in Section 3.1, all of Seller's right, title and interest in (a) Seller's properties and assets that are used in or that relate to the operation of Temple's foodservice business and set forth on Schedule 1.1 hereto (except for certain trucks and trailers that are leased by Seller as set forth on Schedule 2.1(b), which shall be subleased by Buyer), (b) to the extent assignable, all licenses and permits used in Temple's foodservice business, and (c) all of Temple's goodwill and the non-exclusive right to the use of its logo for ninety (90) days following the Closing and Temple's corporate name and the other rights set forth in the License Agreement for a period of fifteen (15) months following the Closing. The properties and assets to be sold by Seller to Buyer pursuant to this Agreement are hereinafter collectively referred to as the "Assets." The Assets shall in no event be deemed to include the assets and properties set forth on
Schedule 1.1 (a) hereto (the "Excluded Assets").


                                   ARTICLE 2.
                                 CONSIDERATION

         2.1. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Assets shall be $30,000,000 cash, subject to the provisions of Section 2.3, plus the book value at Closing of certain trucks and trailers owned by Parent (or one of Parent's subsidiaries) as listed in Schedule 1.1 (the "Transco Equipment"), plus the assumption of Seller's trade payables and certain other liabilities (the "Assumed Liabilities") listed on Schedule 2.1(a) plus the sublease of Seller's truck and trailer leases listed on Schedule 2.1(b).

         2.2. PAYMENT OF PURCHASE PRICE. Except as set forth in Section 2.3.(b), at the Closing, the Purchase Price shall be payable as follows (all of which shall be deemed to occur simultaneously at the Closing):

                     (a) Buyer shall deliver a certified or cashiers check or wire transfer of Federal or other immediately available funds to Seller in the amount of $26,000,000, plus the book value at Closing of the Transco Equipment.

                     (b) The remaining $4,000,000 of the Purchase Price (the "Escrow Amount") shall be deposited at the Closing in an escrow account to be maintained with First Union National Bank in Richmond, Virginia, $3,000,000 of which shall be held until April 25, 1997 following the Closing and $1,000,000 of which shall be held for one year following the Closing, subject, in each case, to certain extensions as provided in the Escrow Agreement, in connection with any potential indemnification of Buyer by Seller pursuant to Sections 10.1 and 10.5 of this Agreement or to satisfy any amounts owing to Buyer under Section
                              2.3. The Escrow Amount shall be held under the terms of an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit A and incorporated herein; and

                     (c)      Buyer agrees to pay the Assumed Liabilities.

         2.3.        PURCHASE PRICE ADJUSTMENTS.

                     (a) If the Assets (excluding the Transco Equipment), net of the Assumed Liabilities, have a book value of more or less than $23,000,000 as determined by audit as of the last business day preceding the Closing, then the cash portion of the purchase price shall be increased or reduced on a dollar-for-dollar basis. For purposes of this computation, (i) items of inventory that have not had any sales in the preceding seven weeks shall be ascribed no book value and shall be retained by Temple and (ii) no reduction to the amount initially payable for Receivables shall be made on account of any reserve for uncollectibility. Not later than sixty (60) days following the Closing, Buyer will furnish to Seller a reconciliation of the Assets based upon such audit and a proration of any other liabilities ("Buyer's Statement") which are to be apportioned under this Agreement. Seller shall notify Buyer within fifteen (15) days following Seller's receipt of the reconciliation if Seller disagrees with Buyer's Statement. If Seller accepts, or fails to notify Buyer of any objection to, Buyer's Statement, then Buyer or Seller, as the case may be, will pay the amount shown as due within five (5) days after the expiration of the fifteen (15) day period. Buyer shall promptly make available to Seller at Seller's request copies of Buyer's or Buyer's accountants work papers prepared in connection with Buyer's Statement. If Seller objects and Seller's objections cannot be resolved by good faith negotiation within ten (10) business days after the expiration of the fifteen (15) day period, then either party may submit the disputed items to an independent public accounting firm reasonably acceptable to Seller and Buyer, whose decision shall be final and binding on both parties. In the event of such a submission, each party shall prepare and deliver to the accounting firm a statement, individually as to each item in dispute, of the amount it believes to be due to or from the other party, as the case may be. The award of the accounting firm as to a particular item shall be not less than the lowest amount so stated or higher than the highest amount so stated, and the accounting firm, subject to the foregoing limitation, shall be empowered only to direct the payment of money or to find that no payment is due. The fees and expenses of the accounting firm shall be apportioned among the items in dispute in proportion to the difference, as to each item, between the amount stated by Seller and the amount stated by Buyer; the portion of such fees and expenses allocated to each item shall be paid by Buyer and/or Seller, as the case may be, in the same proportion as the difference between the amount stated by such party and the amount stated by the other party bears to the amount stated by such party and the amount awarded by the accounting firm. The parties agree to make payments to each other on a timely basis with respect to adjustments not susceptible to definitive apportionment on the Closing Date or the date of Buyer's Statement, when the correct amount of any amounts to be adjusted or apportioned pursuant to this Section 2.3 are finally determined. Any disputes with respect to any adjustments or apportionments to be made at a later time as contemplated by the preceding sentence shall be settled by following the same procedures described above with respect to the Buyer's Statement.

                     (b) In addition, if Seller or an affiliate of Seller acquires its Victoria facility prior to Closing, then Buyer will acquire such facility for an additional $1,500,000 in cash payable at Closing.

         2.4.        ALLOCATION OF CONSIDERATION.

                     (a) The consideration for the Assets shall be allocated as set forth in Schedule 2.4, to be agreed to prior to the Closing.

                     (b) The parties hereto covenant and agree with each other that this allocation was arrived at by arm's length negotiation and that neither of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 2.4 without the written consent of the other party to this Agreement.

                     (c) The parties hereto agree to cooperate in preparing and filing IRS Form 8594 reflecting that allocation.


                                   ARTICLE 3.
                      CLOSING; OBLIGATIONS OF THE PARTIES

         3.1. CLOSING DATE. The closing (the "Closing") shall take place at 10:00 a.m., local time, on December 30, 1996 at the offices of Bass, Berry & Sims PLC, Nashville, Tennessee, or at such other time and place as the parties hereto mutually agree and shall be effective for all purposes as of the close of business on the immediately preceding business day (the "Closing Date").

         3.2.        OBLIGATIONS OF THE PARTIES AT THE CLOSING.

                     (a) At the Closing, Buyer shall deliver to Seller (or Seller's agent):

                              (i)          the consideration as specified in
                     Section 2.1;

                              (ii) copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

                              (ii) a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

                              (iii) the opinion of Bass, Berry and Sims PLC, legal counsel for Buyer, the terms of which are substantially as set forth in Section 9.4;

                              (iv)         a copy of the Escrow Agreement,
                     executed by Buyer;

                              (v)          such other certificates and
                     documents as Seller or their counsel may reasonably request;

                              (vi)         the Master Sublease (as hereinafter
                     defined);

                              (vii) one or more instruments, in form reasonably satisfactory to Seller, evidencing Buyer's assumption of the Assumed Liabilities; and

                              (viii) a copy of the License Agreement, in substantially the form of Exhibit F hereto, executed by Seller.

                     (b)      At the Closing, Seller will deliver to Buyer:

                              (i) the Assets, free and clear of all liens, claims, charges, restrictions, security interests, restrictions, transfers, pledges, equities or encumbrances of any kind, which transfer shall be evidenced by appropriate documents of transfer in form reasonably satisfactory to Buyer;

                              (ii) a deed or deeds with covenants of warranty as to good and marketable fee simple title to all of the real property, which is included in the Assets, executed and acknowledged by the owner thereof, and in proper form for recording, with all necessary revenue stamps attached, in the form attached hereto as Exhibit B, conveying to Buyer good and marketable fee simple title to all of such real property and the title insurance policies issued pursuant to the commitments required in Section
                     6.10 hereof;

                              (iii)        a general instrument of sale,
                     conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to all of the Assets (other than the real property owned by Seller) in the form of Exhibit C.

                              (iv) a certificate of Seller certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that Seller has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Seller at or before the Closing;

                              (v) the opinion of Kuperman, Orr, Mouer & Albers, P.C., legal counsel for Seller, the opinion matters of which are substantially as set forth in
                     Schedule 8.4, with such qualifications as Buyer may reasonably agree;

                              (vi)         a copy of the Non-Competition
                     Agreement (the "Non-Competition Agreement"), substantially in the form of Exhibit D attached hereto and incorporated herein.

                              (vii)        a copy of the Escrow Agreement
                     executed by Seller;

                              (viii)       a copy of a Master Sublease
                     Agreement, in substantially the form of Exhibit E attached hereto, for the sublease of certain trucks and trailers (the "Master Sublease");

                              (ix) a copy of the License Agreement, executed by Buyer; and

                              (x)          such other certificates and
                     documents as Buyer or its counsel may reasonably request.

         3.3. PASSAGE OF TITLE AT CLOSING. Upon delivery of the instruments of sale, conveyance, assignment, transfer and delivery, title to the Assets shall pass to Buyer at the Closing. At the Closing, Temple will put Buyer in full, complete and quiet possession and enjoyment of all of the Assets and from and after the Closing the ownership and operation of the Assets to be sold to Buyer pursuant to this Agreement shall be for the account and risk of Buyer. Buyer shall be under no liability for any debt, liability or obligation of Seller incurred after the Closing or arising out of any transaction by Seller or any event occurring with respect to Seller after the Closing. Likewise, Seller shall be under no liability for any debt, liability or obligation of Buyer incurred after the Closing or arising out of any transaction by Buyer or any event occurring with respect to Buyer after the Closing.

         3.4. ASSIGNMENT OF SELLER'S CONTRACTS. Nothing in this Agreement shall be deemed to constitute an assignment or attempt to assign any contract or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or effect in any way the rights of Seller thereunder. If after Seller has used its best efforts to obtain a consent of any such other party to such contract or agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Seller thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or agreement, including the enforcement, at the cost and for the benefit of the Buyer, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.


                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES BY SELLER

         Seller hereby represents and warrants as follows:

         4.1 OWNERSHIP OF ASSETS; VALIDITY AND ENFORCEABILITY. Seller represents and warrants that (i) Temple or an affiliate of Temple is the lawful owner of the Assets, which, at Closing, will be free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind, except for the lien for taxes which are not yet due and payable; (ii) Temple or an affiliate of Temple has or, at Closing, will have the full right, power, authority and capacity to sell and transfer the Assets;
(iii) by virtue of the transfer of the Assets to Buyer at the Closing, Buyer will obtain full title to the Assets, free and clear of all liens, claims, charges, restrictions, security interests, equities, pledges or encumbrances of any kind, except for the lien for taxes which are not yet due and payable. This Agreement, the Escrow Agreement, the Master Sublease, and the Non-Competition Agreement (collectively, the "Transaction Documents") each constitute, or when executed will constitute, a legal, valid and binding agreement of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles.

         4.2 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted. Temple is duly licensed or qualified to do business as a foreign corporation and is in good standing in each state wherein the properties owned or leased or the business transacted by Temple makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) Temple is required so to qualify.

         4.3         SUBSIDIARIES.  Temple has no subsidiaries.

         4.4 NO VIOLATION. The execution and delivery of the Transaction Documents by Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Seller is a party or by which any of the Assets are bound; (b) violate any provision of the Articles of Incorporation or Bylaws of Seller; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller; or (d) violate any other contractual or legal obligation or restriction to which Seller is subject.

         4.5 CAPITALIZATION. The authorized capital stock of Temple consists solely of 500,000 shares of common stock, $1.00 par value per share ("Temple Common Stock"), of which

264,804 shares (the "Shares") are issued and outstanding, all of which are owned by Parent. All of the Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. There are no outstanding options, warrants or rights to purchase or acquire from Parent or Temple any securities of Temple, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which Parent or Temple is a party or by which either of them is bound relating to any shares of capital stock or other securities of Temple, whether or not outstanding.

         4.6 FINANCIAL STATEMENTS. Prior to Closing, Seller (a) will deliver to Buyer an audited balance sheet of Temple as of the end of the interim fiscal period ended November 1, 1996 (the "Audited Balance Sheet"), and the related statements of income, changes in stockholders' equity and cash flow for the interim period then ended, including the notes thereto, together with the report thereon of KPMG Peat Marwick, independent auditor, (the "Audited Financial Statements"), and (b) has delivered unaudited balance sheets of Temple as at the end of fiscal years 1993, 1994 and 1995 and the most recent interim fiscal period (the "Unaudited Balance Sheets") and the related unaudited statements of income for the periods then ended (the "Unaudited Financial Statements") (the Audited Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the "Financial Statements"). The Audited Financial Statements will fairly present the assets, liabilities, financial condition and results of operations of Temple as of the date thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles ("GAAP"). The Unaudited Financial Statements have been prepared by Parent for internal use only, may not be in accordance with GAAP, and do not include notes.

         4.7         ASSETS.

                     (a)      Tangible Assets.

                     Schedules 1.1 and 1.1(a) hereto contains an accurate and complete description of all material fixed and other tangible assets owned, leased or used by Temple in Temple's foodservice business; including, without limitation, improvements to leased property and real property (including the approximate acreage of each parcel of such property, the location thereof, the nature of any improvements thereon, the identity of the record owner and lessee, if any, and a summary of encumbrances thereon, if any), plants and structures located thereon, equipment located therein, vehicles and all personal property relating to Temple and its food service business and properties. Except as set forth on Schedule 4.7, all such plants, structures, machinery and equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. Except as set forth on Schedule 4.7, the title commitment or survey, all such plants, structures, machinery and equipment conform in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and except as set forth on Schedule 4.7, Seller has not received any notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of Temple's plants, structures, properties or operations. None of such real property is currently the subject of any eminent domain, condemnation or similar proceeding and to the best of Seller's knowledge, no such proceeding is threatened. Temple is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to Seller's knowledge, threatened proceedings which might interfere with Buyer's quiet enjoyment of such real property.

                     (b)      Intangible Assets.

                     Schedules 1.1 and 1.1(a) hereto contains an accurate and complete description of all material intangible assets owned or used by Temple in the operation of its foodservice business, including without limitation, patents, tradenames, trademarks, service names, servicemarks, copyrights, formulas and applications therefor (collectively, the "Intangible Assets"). To the best of its knowledge, Temple or an affiliate has sole, full, and clear title to the Intangible Assets in the United States for the goods and services for which such Intangible Assets are used and believes that any registrations thereof are valid and subsisting and are in full force and effect. Temple has used and will continue to use for the duration of this Agreement standards of quality in the provision of services and sale of products sold under any tradenames, trademarks or servicemarks contained in the Intangible Assets that are at least equal to those standards in effect as of the date of this Agreement. Temple will continue to use any trademarks on each and every trademark class of goods applicable to its current line of goods as reflected in its current catalogs, brochures and price lists in order to maintain the trademarks in full force and effect free from any claim of abandonment for nonuse and Temple will not (and will not permit any licensee thereof to) do any act or knowingly omit to do any act whereby any trademark may become invalidated. Temple or an affiliate (either itself or through licensees) has placed and will continue to place appropriate notice of copyright on all copies embodying such copyrighted works which are publicly distributed and neither Temple nor any affiliate of Temple will (nor will either permit any licensee thereof) to do any act or knowingly omit to do any act whereby any copyright may become invalidated or dedicated to the public domain. There is no infringement action, lawsuit, claim or complaint which asserts that Temple's food service operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of Temple or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Temple is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person. In the event that any trademarks, servicemark or copyright is, to Seller's knowledge, infringed, misappropriated or diluted by a third party, prior to the Closing, Seller shall notify Buyer.

         4.8 TITLE TO PROPERTIES; ENCUMBRANCES. Temple or an affiliate has good, valid and marketable title to the Assets and all the properties and assets reflected in the Financial Statements (except for inventory sold since the date thereof in the ordinary course of business and consistent with past practice). At Closing, none of the Assets will be subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (a) liens shown on the Financial Statements as securing specified liabilities (with respect to which no default exists) and
(b) liens for current taxes not yet due.

         4.9 NO UNDISCLOSED LIABILITY. Except as and to the extent of the amounts that will be specifically reflected or reserved against in the Financial Statements or disclosed in the notes thereto, Temple does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto). The reserves to be reflected in the Audited Financial Statements will be adequate, appropriate and reasonable in accordance with GAAP applied on a consistent basis. Furthermore, Seller does not know or have reason to know of any basis for the assertion against Temple of any liability or obligation of any nature not fully reflected or reserved against in the Financial Statements.

         4.10 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 4.10 hereto, since January 26, 1996, Temple has not:

                     (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any material casualty loss (whether or not insured);

                     (b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;

                     (c) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                     (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities which are reflected or reserved against in the Unaudited Financial Statements or which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;

                     (e) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve (12) months ended January 26, 1996;

                     (f) canceled any other debts or claims, or waived any rights, of substantial value;

                     (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                     (h) disposed of or permitted to lapse, or otherwise failed to preserve the rights of Temple to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;

                     (i) except in the ordinary course of business, granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;

                     (j) made any capital expenditures or commitments in excess of $100,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

                     (k) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

                     (l) made any change in any method of accounting or accounting practice;

                     (m) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the officers or directors of Temple, any affiliates or associates of Temple or any of their respective officers or directors, or any business or entity in which any of such persons has any material direct or material indirect interest, except for compensation to the officers and employees of Temple at rates not exceeding the rates of compensation during fiscal 1996 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $5,000 at any one time outstanding;

                     (n) agreed, whether in writing or otherwise, to take any action described in this Section 4.10.

         4.11 TAX MATTERS. Temple has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls). Since January 26, 1996, Temple has not incurred any tax liabilities other than in the ordinary course of business; there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of Temple (whether real, personal or mixed, tangible or intangible).

         4.12        COMPLIANCE WITH APPLICABLE LAW.  Except as set forth in
Schedule 4.7, Temple has in the past duly complied and is presently duly complying, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"), noncompliance with which would have a material adverse effect on Temple. Seller has not received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Temple.

         4.13 ABSENCE OF QUESTIONABLE PAYMENTS. Neither Temple nor any of its directors, officers, employees or affiliates has at any time used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.

         4.14 LITIGATION. Except as set forth in Schedule 4.14, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened by or against, or otherwise affecting Temple at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. Seller does not know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 4.14, could, if adversely decided, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of Temple.

         4.15 INSURANCE. Temple is an insured under adequate fire, liability, workmen's compensation, health, title and other forms of insurance. All such policies are valid, outstanding and enforceable policies and will remain in full force and effect at least through the Closing. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

         4.16 PRODUCT WARRANTIES. Except as described on Schedule 4.16, Temple has not given or made any warranties to third parties with respect to any products supplied which may still be in effect at any time after the date hereof, except for warranties imposed by law. Except as described on Schedule 4.16, there have been no claims or investigations made with respect to any product warranties which have not been fully settled and resolved or any unresolved warranty claims which have not been adequately reserved against on the Financial Statements. Temple does not know of any basis for any other claim or investigation relating to product warranties.

         4.17        EMPLOYEES AND FRINGE BENEFIT PLANS.

                     (a) Schedule 4.17(a) identifies all consulting or employment agreements and other agreements with individual consultants or employees to which Temple is a party and which are either currently effective or will become effective at the Closing Date, as well as any employee handbooks, policy manuals and job application forms used by Temple. Copies of all such written agreements have been delivered to Buyer. Also shown on Schedule 4.17(a) are the names and dates of hire of each regular employee of Temple and each such person's rate of compensation and accrued vacation pay. No officer, manager or other key employee of Temple has notified Temple of an intention to terminate employment or to seek a material change in his terms of employment.

                     (b) Schedule 4.17(b) contains a complete list of "Plans" consisting of each:

                              (i) "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained or administered by Temple, or to which Temple contributes, and that covers any employee or former employee of Temple or under which Temple has any liability (a "Welfare Plan");

                              (ii) "employee benefit plan," as defined in Section 3(3) of ERISA, that is maintained, or administered by Temple, or to which Temple contributes, in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") and that covers any employee or former employee of Temple or under which Temple has any liability;

                              (iii) "employee pension benefit plan," as defined in Section 3(2) of ERISA, that is maintained or administered by Temple, or to which Temple contributes, and that covers any employee or former employee of Temple or under which Temple has any liability (a "Pension Plan"); and

                              (iv)         employment, severance or other
                     similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (a) is not a Welfare Plan or Pension Plan,
                     (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Temple or under which Temple has any liability, and (c) covers any employee or former employee of Temple (collectively, "Benefit Arrangements").

                     (c) Except as disclosed in Schedule 4.17(b), Temple does not contribute to or have any liability to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer pension plan, as defined in
         Section 3(37) of ERISA or (iii) a Welfare Plan providing health or medical benefits for retired employees.

                     (d) With respect to the Plans; a copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan will be made available to Buyer, and if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter reviewed from the Internal Revenue Service (the "IRS") that the Plan is so qualified. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. All reports and information required by law to be filed with the United States Department of Labor ("DOL"), or the IRS, or to plan participants or their beneficiaries with respect to the Plans have been timely filed or distributed. All statements, notices and disclosures made on documents or forms required to be filed with the DOL or the IRS or distributed to participants or to their beneficiaries have been true and accurate and complete in all materials respects. With respect to any Welfare Plan, Temple has complied with any applicable notice and other requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder related to health care confirmation coverage. Neither a Plan nor Temple has incurred any liability, penalty or tax under Chapter 43 of Subtitle D of the Code or Section 502(i) or 502(d) of ERISA, and there has been no prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Plans. Each of the Plans has been maintained and administered in accordance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including, but not limited to, ERISA and the Code which are applicable to such Plans. No event has occurred for which, and no condition or set of circumstances exists under which Temple or an officer or director thereof, or any of the Plans, reasonably could be subject to any liability, penalty, tax or lost income tax deduction whether or not assessed, pending or threatened, directly or indirectly, under any applicable statute, order or governmental rules and regulations including, but not limited to, ERISA and the Code. There are no pending or anticipated claims against or otherwise involving any of the Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Plans. All contributions, reserves or premium payments required to be made as of the date hereof have been made or are reflected in the Financial Statements. None of the Plans listed on Schedule 4.17(b) which are Welfare Plans provide for continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607. With respect to any Plan which is a "group health plan," as so defined, Temple warrants that in all "qualified events" (including those resulting from the transaction contemplated by this Agreement) occurring prior to or on the Closing Date, Temple has or will offer to its eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under ERISA Section 602 to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Buyer.

                     (e) There is no Benefit Arrangement covering any employee or former employee of Temple that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of Sections 280G or 162 of the Code.

                     (f) Neither Temple nor any "affiliate" of Temple (as defined in ERISA) has ever participated in or withdrawn from a multiemployer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Temple has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

                     (g) Except as disclosed on Schedule 4.17(g), no employee of Temple is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of Temple or would conflict with Temple's business as conducted or proposed to be conducted. No employee of Temple is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

         4.18        CERTAIN ENVIRONMENTAL MATTERS.

         Definitions

                     "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                     "Governmental Authority" is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject of this Agreement or any Business Facility of Temple.

                     "Business Facility" is any real property including the land, the improvements thereon, and the ground water and surface water thereof, that Temple has at any time owned, operated, occupied, controlled or leased and is transferring to Buyer pursuant to this Agreement, including the Temple and Victoria facilities currently used by Temple.

                     "Disposal Site" is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

                     "Environmental Laws" are all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Materials Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations and publications promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing now or hereafter enacted.

                     "Hazardous Material Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                     "Environmental Permit" is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by Temple.

                     Environmental Representations:  Except as set forth in
         Schedule 4.18, Seller hereby represents and warrants that:

                     (a) Condition of Property: As of the Closing, no Hazardous Material is present on any Business Facility and to the knowledge of Seller, no condition currently exists that is reasonably likely to result in any Hazardous Material present on other property coming to be present on a Business Facility. Except as set forth in
         Schedule 4.18, there are no underground storage tanks, asbestos or PCBs present on any Business Facility.

                     (b) Hazardous Materials Activities: To the best of its knowledge, Temple has conducted all Hazardous Material Activities relating to Temple in compliance with all applicable Environmental Laws. To the best of its knowledge, the Hazardous Materials Activities of Temple prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has or will cause an adverse health effect to said person.

                     (c) Permits: Schedule 4.18 accurately describes all of the Environmental Permits currently held by Temple and relating to Temple's foodservice business, and to the best of Seller's knowledge, the Environmental Permits listed on Schedule 4.18 are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Temple as such activities are currently being conducted. All such

         Environmental Permits are valid and in full force and effect. Temple has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to Temple's Hazardous Materials Activities. To the best knowledge of Seller, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which could impose upon Temple the obligation to obtain any additional Environmental Permit. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which Temple is bound as a condition to the performance and enforcement of this Agreement, including without limitation, all so-called "RCRA" environmental clearances required by any Governmental Authority have been obtained or will be obtained prior to the Closing at no cost to Buyer.

                     (d)      Environmental Litigation:  Except as disclosed on
         Schedule 4.18, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of Seller's knowledge threatened, concerning or relating to any Business Facility, any Environmental Permit or any Hazardous Materials Activity of Temple.

                     (e) Offsite Hazardous Material Disposal: Temple has transferred or released Hazardous Materials during the last eight (8) years only to those Disposal Sites described on Schedule 4.18(e) to be provided to Buyer; and no action, proceeding, liability or claim exists or, to the best knowledge of Seller is threatened, against any Disposal Site or against Temple with respect to any transfer or release of Hazardous Materials relating to Temple to a Disposal Site.

                     (f) Environmental Liabilities: Seller is not aware of any fact or circumstance which could involve Temple in any environmental litigation or impose upon the Buyer any environmental liability which could have a material adverse effect on the business or financial status of Temple.

                     (g) Reports and Records: Seller has delivered to Buyer or made available for inspections by Buyer and its agents and employees all records concerning the Environmental Activities of Temple and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise available to, Temple. Temple has complied with all environmental disclosure obligations imposed upon Temple with respect to this transaction by applicable law.

         4.19        CONTRACTS AND COMMITMENTS.  Except as set forth in
         Schedule 4.19 hereto:

                     (a) The legal enforceability after the Closing of the rights of Temple under any of its contracts and any of Parent's contracts being assigned to Buyer will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                     (b) All of the contracts to which Temple is a party or by which it is bound, and any of Parent's contracts being assigned to Buyer, are in full force and effect, are valid and enforceable in accordance with their terms, and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non- performance thereunder. The terms and conditions of all such contracts, agreements, or commitments are reasonable and customary in the industries and trades in which Temple operates, and there are no extraordinary terms contained therein.

                     (c) To the knowledge of Seller, there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Temple or to Parent under any of Parent's contracts being assigned to Buyer under current or completed contracts, agreements, or commitments with any person or entity having the contractual or statutory right to demand or require such renegotiation. To the knowledge of Seller, no such person or entity has made written demand for such renegotiation.

                     (d) Temple has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business or which are not terminable on 30 days' notice.

                     (e) Except as described in Schedule 4.19, Temple is not a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Temple on notice of not longer than 30 days and without liability, penalty or premium, (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or
         (iii) any agreements that contain any severance or termination pay, liabilities or obligations.

                     (f) Except as set forth on Schedule 4.19, Temple is not a party to any licensing agreement, either as licensor or licensee.

                     (g) Temple is not restricted or purported to be restricted by agreement from carrying on its business anywhere in the continental United States or Mexico.

         4.20 ACCOUNTS RECEIVABLE. All accounts and notes receivable of Temple at the Closing, whether reflected in the Financial Statements or otherwise (herein called the "Receivables"), represent sales actually made in the ordinary course of business consistent with past practice; none of the Receivables is subject to any counterclaim or set-off other than normal sales adjustments or allowances consistent with past practice; and all the Receivables are collectible in the ordinary course of business at the aggregate amounts thereof, net of any reserve reflected in the Financial Statements. Following the Closing, Seller and/or Buyer shall apply amounts received from parties who have Receivables in accordance with their instructions and, in the event no instructions are given, against the oldest accounts first. Within five business days after the end of each month following the Closing, Buyer shall send to Seller an accounting for that month of payments received against the Receivables. If on the 180th day following the Closing Date an amount of the Receivables equal to the aggregate amount of the Receivables on the Closing Balance Sheet (as hereinafter defined) (with no reduction for any reserve for uncollectibility) have not been collected, Buyer shall have the right to cause Seller to purchase such unpaid Receivables (or any unpaid portion thereof) from Buyer in the following manner: Buyer shall certify to Seller the amounts, names and addresses for each such unpaid Receivable, and Seller shall disburse to Buyer an amount equal to the aggregate unpaid amount so certified, less the reserve on the Closing Balance Sheet. Upon receipt of payment from the Seller, Buyer shall transfer the unpaid Receivables to Seller if so requested by it.
In addition, Seller shall repay to Buyer vendor receivables and disputed vendor debits at the same time. If Seller does not satisfy this payment obligation, then Buyer may deduct such payment from the Escrow Amount.

         4.21 ORDERS, COMMITMENTS AND RETURNS. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by Temple does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all contracts or commitments for the purchase of products by Temple does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, contracts and commitments were made in the ordinary course of business). As of the date of this Agreement, there are no asserted, or if unasserted, to the knowledge of Temple, sustainable, claims to return merchandise of Temple by reason of alleged overshipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in Temple's contracts. Seller does not know or have reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Temple's merchandise.

         4.22 CUSTOMERS AND SUPPLIERS. Schedule 4.22 hereto contains an accurate and complete list of the names and addresses of the 20 largest customers, determined by dollar value of sales, to whom Temple has sold or leased products or services during the past two fiscal years and the 20 largest suppliers, determined by dollar value of purchases, from whom Temple has purchased supplies during the past two fiscal years. Except as set forth on
Schedule 4.22, Temple has not received any indication from any customer or supplier whose name appears on such list (or otherwise has any reason to believe) that such customer or supplier will not continue as a customer or supplier of Buyer after the Closing. Except as set forth in Schedule 4.22, no customer, or group of related customers, accounted for more than 5% of Temple's revenues for the year ended January 26, 1996 or the fiscal year to date.

         4.23 LABOR MATTERS. There are no collective bargaining agreements in effect between Temple and labor unions or organizations representing any of Temple's employees. During the past seven years, there has been no request of Temple for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Except as and to the extent set forth in Schedule 4.23, (i) Temple is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Temple pending or threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to Temple's knowledge, threatened against or involving Temple, (iv) no question concerning representation has been raised or is threatened respecting the employees of Temple, (v) no grievance or arbitration proceeding is pending and, to Temple's knowledge, no claim therefor exists; (vi) no private agreement restricts Temple from relocating, closing or terminating any of its operations or facilities; and
(vii) Temple has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         4.24 NO BREACH. Each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in any Schedule hereto under which Seller has any material right, interest or obligation is in full force and effect; there have been no threatened cancellations thereof nor outstanding disputes thereunder, and Seller has not breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.

         4.25 INVENTORY. All inventory of Temple, whether reflected in the Financial Statements or otherwise, is of good and merchantable quality and is usable and saleable in the ordinary course of business (except for items of obsolete materials and materials of below standard quality, all of which have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein). The present quantities of all inventory of Temple are reasonable in the present circumstances of its business. Temple is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers.

         4.26 PROFESSIONAL FEES. Except for Chapman Partners LLC, whose fee will be paid by Seller, Seller has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

         4.27 CONSENTS AND APPROVALS. Temple has obtained, or will obtain prior to Closing, all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller, which consents, approvals, authorizations and orders are listed on Schedule 4.27 hereto.

         4.28 CORPORATE RECORDS. Temple has delivered or provided to Buyer for its review true, complete and correct copies of the following items, as amended and presently in effect, for Temple: (a) Articles of Incorporation,
(b) Bylaws and (c) minute books. The minute books contain a record of all shareholder and director meetings and actions taken without a meeting from January 1, 1986 to the date hereof.

         4.29 RELATIONSHIPS WITH RELATED PERSONS. During the period beginning December 31, 1994 through and including the date hereof, Temple does not own nor has it owned of record or as a beneficial owner, an equity interest or any other financial or profit interest in any firm, corporation or any other entity or person which (i) has had business dealings or a material financial interest in any transaction with Temple, or (ii) which is in competition with Temple with respect to any line of the products or services of Temple in any market presently served by Temple.

         4.30 FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Seller has not withheld from Buyer disclosure of any event, condition or fact which Seller knows, or has reasonable grounds to know, may materially adversely affect Seller's assets, prospects or condition (financial or otherwise).

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer hereby represents and warrants to Seller as follows:

         5.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         5.2. AUTHORIZATION. The Board of Directors of Buyer has taken all action required by law, its Charter, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

         5.3. VALID AND BINDING AGREEMENT. The Transaction Documents each constitute, or when executed will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles.

         5.4. NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound; (b) violate any provision of Buyer's Charter or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

         5.5. PROFESSIONAL FEES. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders or agents fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.

         5.6. CONSENTS AND APPROVALS. Buyer has obtained, or will obtain prior to Closing, all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.

         5.7. FULL DISCLOSURE. Neither this Agreement, nor any certificate or other instrument or document furnished or to be furnished by Buyer to Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

         5.8. EMPLOYMENT OFFERS. Buyer will make employment offers to Temple's employees who are employed by Temple immediately prior to Closing and will employ effective as of the Closing Date all of such employees who accept such offers. Buyer will employ all such employees for a period of at least sixty (60) days following the Closing, subject to its right during such sixty (60) day period to terminate any employee at any time for cause. Except as specifically set forth herein, this covenant is not to create any right of continued employment and Buyer and Seller acknowledge that levels of employment following such sixty (60) day period shall be determined by Buyer based on individual employee's qualifications and performance and on the business needs of Buyer after Closing. For each such employee, such employment will be at a rate earned by such employees as of the Closing Date. Additionally, Buyer shall offer to all of such employees benefits that are generally comparable to those presently offered by Temple, considered as a whole. For purposes of determining vesting and eligibility with respect to employee benefits and company seniority, Buyer shall give each employee full credit for all the time that such employee was continuously employed by Seller (or an affiliate of Seller). Buyer shall extend coverage to such employees who become employed by Buyer and their dependents under Buyer's existing or new health plans without a waiting period for eligibility or any exclusion or limitation applicable to any pre-existing condition of any such employee and their dependents.

                                   ARTICLE 6.
                       COVENANTS AND AGREEMENTS OF TEMPLE

         Temple agrees that from the date hereof until the Closing, and thereafter if so specified, it will operate the Business in the ordinary course consistent with past practices and, without limiting the foregoing, to fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:

         6.1.        CONDUCT OF BUSINESS PENDING THE CLOSING.

                     (a) Temple will take such commercially reasonable action as may be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of Temple, to preserve the business organizations of Temple intact, to keep available to Buyer Temple's officers and employees, and to preserve for Buyer the present relationships of Temple with its suppliers and customers and others having business relationships with it.

                     (b) Temple will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any contract, commitment or obligation of Parent or Temple, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

                     (c) Temple will duly comply with all laws applicable to it and its respective business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

                     (d) Temple will not (i) grant any increase in the wages or salary of any officer, employee or agent of Temple, except normal wage or salary increases for employees (other than officers and other management employees) in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

                     (e) Temple will not terminate or modify any lease, license, permit, contract or other agreement to which it is a party.

                     (f) Temple will not mortgage, pledge or subject to lien or any other encumbrance, any of the Assets.

                     (g) Temple will not enter into any transaction involving more than $25,000 or a commitment extending more than three months.

                     (h) Except as set forth in Schedule 4.10, Temple will not declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities.

                     (i) Temple will not enter into any transaction outside the ordinary course of business.

                     (j) Temple will continue to enforce its current employment practices and procedures (including disciplinary practices).

                     (k) Temple will not enter into any agreement to do any of the foregoing.

         6.2. NON-SOLICITATION. Prior to the Closing Date, Temple agrees (a) that it shall, and shall direct and use its best efforts to cause its directors, officers, employees, advisors, accountants and attorneys (the "Representatives"), not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving Seller, or any purchase of all or any significant portion of the assets or any equity securities of Seller (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2; and (c) that it will notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. In the event that Seller or its Representatives directly or indirectly breach this covenant, Seller shall promptly pay to Buyer the sum of one million dollars ($1,000,000) payable in immediately available funds (the "Reimbursement Fee") as liquidated damages. Accordingly, if the Reimbursement Fee shall become due and payable by Seller, and Seller shall fail to pay such amount when due pursuant to this Section, and in order to obtain such payment, suit is commenced, Seller shall pay Buyer's reasonable costs and expenses (including attorney's fees) in connection with such suit.

         6.3.        ACCESS; FURTHER ASSURANCES.

                     (a) After the execution of this Agreement and continuing until the Closing, Seller shall permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to Temple or of Seller as they may relate to the Assets (including without limitation, the right to conduct any physical count of inventory of Temple or otherwise be present at or participate in any such occurrence at any time prior to the Closing), provided that there is no significant disruption of Seller's business activities, and will furnish Buyer and its representatives during such period with all such information concerning Temple's affairs and such copies of such documents relating thereto, as Buyer or its representatives may request.

                     (b) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer's title to, the Assets, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto.

         6.4. SCHEDULES. Seller shall have the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules.

         6.5. CONFIDENTIALITY. Seller will not disclose to any other person not an employee of either Seller or Buyer (or a person otherwise involved in the carrying out of the transactions contemplated by this Agreement), nor make any public announcement of, the transactions contemplated by this Agreement prior to the Closing.

         6.6. TAXES. Seller and Buyer will each be responsible for, and hereby agrees to assume and pay, 50% of all sales and similar taxes which may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Assets.

         6.7. REGULATORY FILINGS. Within ten business days after the date hereof, Seller will make such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Seller will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be required pursuant to the HSR Act. Without limiting the generality or effect of the foregoing, Seller will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of governmental authorities for additional information and documents pursuant to the HSR Act; (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any governmental authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of Buyer; and (iii) cooperate with Buyer and use reasonable efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement.

         6.8. CONSENTS AND APPROVALS. Seller shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of Seller to carry out the transactions contemplated in this Agreement and shall provide to Buyer such information as Buyer may reasonably require to make such filings and prepare such applications as may be required for the consummation by Buyer of the transactions contemplated by this Agreement.

         6.9. ENVIRONMENTAL REVIEW. Seller will permit Buyer, at Buyer's expense, to promptly cause an environmental consulting firm to conduct a Phase I Environmental Audit on a scope reasonably acceptable to Buyer of Seller's real property included in the Assets. In the event the Phase I Environmental Audit indicates, in Buyer's reasonable judgment, the necessity for a Phase II Environmental Audit, Seller will permit Buyer, at Buyer's expense, to promptly cause such environmental consulting firm to conduct such an audit. In the event any such audit discloses an environmental condition that requires remediation, Seller shall remediate such condition prior to Closing (or as soon thereafter as is reasonably practical) if the cost of such remediation is reasonably expected to be less than $1,000,000. In the event the cost of such remediation is reasonably expected to exceed $1,000,000, Seller shall be entitled, in Seller's sole discretion, to either (i) terminate this Agreement, or (ii) remediate such condition prior to Closing (or as soon thereafter as is reasonably practical). Any remediation costs incurred by Seller pursuant to this Section 6.9 shall reduce, on a dollar-for-dollar basis, the maximum amount of Seller's indemnification obligations under Section 10.5.

         6.10. TITLE INSURANCE AND SURVEY. Within fifteen (15) days after execution of this Agreement, Seller, at its expense, shall furnish to Buyer an owner's title insurance commitment issued by a title insurance company reasonably acceptable to Buyer, which shall show the state of title to the real property of Seller, and shall require the issuance of a Texas standard owner policy of Title Insurance in favor of the Buyer with only the standard preprinted exceptions (not to include a survey exception for encroachments, protrusions or overlapping of improvements, or an exception for tenants in possession) and such other exceptions that are applicable to such real property. Buyer may object to any such exceptions (other than the standard preprinted exceptions, not to include a survey exception for encroachments, protrusions or overlapping of improvements, or an exception for tenants in possession) in writing within thirty (30) days after receipt of such title commitment; and any exceptions not timely objected to shall be deemed to be permitted exceptions. If Seller is unable or unwilling to cure any such objections prior to Closing, Buyer may terminate this Agreement as Buyer's sole and exclusive remedy. In addition within 15 days prior to the Closing, Seller, at its expense, shall obtain an as-built survey of the real property of Seller which shall indicate the exact metes, bounds, and acreage of such real property and shall show the exact location of all buildings, encroachments, easements, utility lines, rights-of-way, setback lines and encumbrances affecting such real property.

         6.11. POST-CLOSING ANCILLARY SERVICES. Following the Closing, Seller agrees to provide certain services to Buyer in exchange for the consideration provided herein. Seller will provide management information and reporting services to Buyer for a period of up to 15 months and purchasing services for up to two months. In exchange therefor, Buyer shall pay Seller an amount equal to $22,000 per month for the first nine months and $30,000 per month for six months thereafter for the management information and reporting services and the current percentage charge for purchasing services. Seller will cause its affiliates to permit Buyer to use the "Southwest" storage facility currently used by Seller for up to two years at current volumes.
Buyer shall pay Seller current storage and handling rates for the first 12 months which shall be increased by 10% for the succeeding 12 months, in each case payable on a monthly basis. Seller will also provide Buyer reasonable information and assistance in connection with Buyer's securing benefits for its employees in the acquired operations.

         6.12. CERTAIN MATTERS WITH RESPECT TO PARENT CUSTOMERS. Following the consummation of the transactions contemplated hereby, Buyer and Seller agree that Buyer will provide food services to the Parent customers listed on Schedule 6.12 hereto, subject to the applicable customer's consent.

                                   ARTICLE 7.
                       COVENANTS AND AGREEMENTS OF BUYER

         Buyer agrees that from the date hereof until the Closing, unless otherwise consented to by Seller in writing, it will fulfill the following covenants and agreements:

         7.1. CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, for any reason, Buyer promptly will return to Seller all records and information provided to Buyer from Seller, and Buyer will treat all such records and information as confidential, and Buyer and Seller agree that previous confidentiality agreements shall remain in effect. Buyer agrees to consult with Seller before issuing any press release with respect to the transactions contemplated by this Agreement.

         7.2. TAXES. Buyer and Seller will each be responsible for, and hereby agrees to assume and pay, 50% of all sales and similar taxes which may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Assets.

         7.3. REGULATORY FILINGS. Within ten business days after the date hereof, Buyer will make such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Buyer will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be required pursuant to the HSR Act. Without limiting the generality or effect of the foregoing, Buyer will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of governmental authorities for additional information and documents pursuant to the HSR Act; (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any governmental authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of Seller; and (iii) cooperate with Seller and use reasonable efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement.

         7.4. CONSENTS AND APPROVALS. Buyer shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of Buyer to carry out the transactions contemplated in this Agreement and shall provide to Seller such information as Seller may reasonably require to make such filings and prepare such applications as may be required for the consummation by Seller of the transactions contemplated by this Agreement.

                                   ARTICLE 8.
                       CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

         8.2. PERFORMANCE BY SELLER. Seller shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         8.3. CERTIFICATES OF SELLER. Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

         8.4. OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion of Seller's counsel, Kuperman, Orr, Mouer & Albers, P.C., dated the Closing Date, in substantially the form of Schedule 8.4 hereto.

         8.5. CONSENTS AND APPROVALS. Buyer shall have received from Seller executed counterparts of the consents referred to in Section 4.27 hereof and all other consents required, for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance reasonably satisfactory to Buyer. Without limiting the generality of the foregoing, all applicable waiting periods under the HSR Act shall have expired.

         8.6. LITIGATION. On the date of the Closing, neither Parent nor Temple shall be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the reasonable opinion of Buyer, have a material adverse effect upon Temple, Buyer or the transactions contemplated hereby; and there shall be no lawsuits pending against Seller or Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

         8.7. NON-COMPETITION AGREEMENT. Buyer shall have received from Seller a Non-Competition Agreement substantially in the form of Exhibit D hereto.

         8.8. ESCROW AGREEMENT. Buyer and Seller shall have entered into the Escrow Agreement substantially in the form of Exhibit A hereto.

         8.9. MASTER SUBLEASE. Buyer and Seller shall have entered into the Master Sublease substantially in the form of Exhibit E hereto.

         8.10. LICENSE AGREEMENT. Buyer and Seller shall have entered into the License Agreement substantially in the form of Exhibit F hereto.

         8.11.       NO MATERIAL ADVERSE CHANGE; DUE DILIGENCE REVIEW.   Since
the date of this Agreement, there shall not have been any circumstance, development, state of fact or matter which has, or would reasonably be expected to have, a material adverse effect in respect of the business, operations, assets, financial condition or results, or prospects in respect of Temple. In the event that during the period from the date of this Agreement until Closing, Buyer in good faith reasonably determines not to proceed with the transactions contemplated by this Agreement for one of the following reasons, then Buyer may terminate this Agreement by written notice thereof to Seller, in which case, no party will have any obligations or liabilities in respect to this Agreement except as set forth in Section 7.1 and 13.1 hereof: (i) the Audited Financial Statements shall differ in any material adverse respect from the Unaudited Financial Statements with respect to the results of operations or financial condition of Temple; (ii) the environmental review described in Section 6.9 shall reveal a problem which Seller is unwilling or unable to remediate prior to or after Closing; or (iii) Buyer shall not be reasonably satisfied that the condition of the improvements to the real property is suitable for conducting a foodservice business.

         8.12. CLOSING BALANCE SHEET. Within 45 days after Closing, Seller shall deliver to Buyer an audited closing balance sheet for the Assets as of the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied with the accounting principles used to prepare the Audited Financial Statements.



                                   ARTICLE 9.
                       CONDITIONS TO SELLER'S OBLIGATIONS

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

         9.2. PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         9.3. OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a Certificate of the President of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

         9.4. OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion of Buyer's counsel, Bass, Berry and Sims PLC, dated the Closing Date, in substantially the form of Schedule 9.4 hereto.

         9.5. APPROVALS. All applicable waiting periods under the HSR Act shall have expired.

         9.6. MASTER SUBLEASE. Buyer and Seller shall have entered into the Master Sublease substantially in the form of Exhibit E hereto.

         9.7. LICENSE AGREEMENT. Buyer and Seller shall have entered into the License Agreement substantially in the form of Exhibit F hereto.


                                  ARTICLE 10.
                                INDEMNIFICATION

         10.1. INDEMNIFICATION BY SELLER. Seller hereby agrees to defend, indemnify and hold harmless Buyer, each fiduciary of Buyer's employee benefit plans and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

                     (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of Seller contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.

                     (b) Any tax liability of Seller not previously paid, or for which adequate reserves have not been established in the Financial Statements which may at any time be asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such tax liability shall have been disclosed to Buyer at or prior to the Closing).

                     (c) Any cost, expense or liability incurred by Buyer related to the release of any Hazardous Material into the soil or groundwater of, or originating from, any Business Facility prior to the Closing Date, or any Hazardous Materials Activity occurring prior to the Closing Date.

                     (d) Any cost, expense or liability resulting from any and all products liability actions, suits, proceedings, assessments, judgments, claims, costs and expenses including, without limitation, legal fees and expenses incidental to any of the foregoing which arise out of or are based on acts or omissions occurring prior to the Closing. The phrase "products liability" shall mean any and all claims, whether based on strict liability, negligence or warranty, by any party alleging the sale, transfer or delivery by Seller of any product in a defective or dangerous condition which results in harm or injury to any user, person with whom Seller has dealt or others, whether such harm or injury is personal injury, property damage or economic loss.

                     (e) Any liability or cost incurred by Buyer for refunds to customers because of returned goods (net of recoverable costs) or warranty claims in connection with goods sold by Seller in excess of the reserve established for warranty claims in the Financial Statements.

                     (f) Any cost, expense, or liability resulting from Seller's operation of Temple's foodservice business before Closing.

                     (g)      Any other Loss incidental to any of the foregoing.

         10.2. TIME LIMITATION; SELLER. If the Closing occurs, Seller will have no liability with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before that date which is one year from the Closing Date, Buyer notifies Seller of a Loss specifying the factual basis of that Loss in reasonable detail to the extent then known by Buyer.

         10.3. INDEMNIFICATION THRESHOLD; SELLER. Seller will have no liability with respect to the matters described in Section 10.1 until the total of all Losses with respect to such matters exceeds $100,000 (the "Seller's Indemnification Threshold"). Once Buyer's Losses equal or exceed Seller's Indemnification Threshold, Buyer shall be entitled to recover such $100,000 as comprises Seller's Indemnification Threshold. This Section 10.3 shall not apply to any breach of Seller's representations and warranties of which Seller had actual knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation.

         10.4. LIMITATIONS ON AMOUNT; SELLER. Seller shall be liable to Buyer, with respect to the matters described in clauses (a), (b), (d), (e), (f) and (g) (to the extent that amounts payable pursuant to paragraph (g) relate to the aforementioned clauses) of Section 10.1 in an amount not exceeding $3,000,000, for any Losses sustained by Buyer of which Buyer gives notice to Seller on or before that date which is six months from the Closing Date, and in an amount not exceeding $1,000,000, for any Losses sustained by Buyer of which Buyer gives notice to Seller from that date which is six months after the Closing Date to one year after the Closing Date. Seller shall not be liable for such Loss if Buyer does not give notice within the applicable time period.

         10.5. SPECIAL RULES WITH RESPECT TO ENVIRONMENTAL MATTERS. Notwithstanding the foregoing, with respect to any Losses of Buyer under
Section 10.1.(c) or any breach of or any misrepresentation in Section 4.18, Seller shall indemnify Buyer for amounts which in the aggregate do not exceed $6,000,000, less all amounts paid to Buyer pursuant to Section 10.4, and by Seller pursuant to Section 6.9, provided that Buyer gives Seller notice of such Loss on or before that date which is three years from the Closing Date, and Seller shall not be liable for any such Loss described in this Section 10.5 for which Buyer does not give Seller notice within such three year period.

         10.6 INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller, and shall reimburse Seller for, from and against Losses directly or indirectly relating to, resulting from or arising out of:

                     (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto.

                     (b) Any cost, expense or liability incurred by Seller related to the release of any Hazardous Material into the soil or groundwater of, or originating from, any Business Facility after the Closing Date, or any Hazardous Materials Activity, in either case which comes into existence after the Closing Date and which did not exist on or prior to the Closing Date.

                     (c) Any cost, expense or liability resulting from any and all products liability actions, suits, proceedings, assessments, judgments, claims, costs and expenses including, without limitation, legal fees and expenses incidental to any of the foregoing which arise out of or are based on acts or omissions of Buyer on or after the Closing Date. The phrase "products liability" shall mean any and all claims, whether based on strict liability, negligence or warranty, by any party alleging the sale, transfer or delivery by Buyer of any product in a defective or dangerous condition which results in harm or injury to any user, person with whom Buyer has dealt or others, whether such harm or injury is personal injury, property damage or economic loss.

                     (d) Any cost, expense or liability resulting from Buyer's operation of Temple's foodservice business after Closing.

                     (e) Any cost, expense or liability resulting from or arising in connection with Buyer's use of Temple's name or trademarks following the Closing.

                     (f)      Any other Loss incidental to the foregoing.

         10.7 TIME LIMITATION; BUYER. If the Closing occurs, Buyer will have no liability with respect to any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before that date which is one year from the Closing Date, Seller notifies Buyer of a Loss specifying the factual basis of that Loss in reasonable detail to the extent then known by Seller.

         10.8 INDEMNIFICATION THRESHOLD; BUYER. Buyer will have no liability with respect to the matters described in Section 10.6, until the total of all Losses with respect to such matters exceeds $100,000 (the "Buyer's Indemnification Threshold"). Once Seller's Losses exceed Buyer's Indemnification Threshold, Seller shall be entitled to recover such $100,000 as comprises Buyer's Indemnification Threshold. This Section 10.8 shall not apply to any breach of Buyer's representations and warranties of which Buyer had actual knowledge at any time prior to the date on which such representation and warranty is made and any intentional breach by Buyer of any covenant or obligation.

         10.9 LIMITATION ON AMOUNT; BUYER. Buyer shall be liable to Seller with respect to the matters described in Section 10.6 in an amount not exceeding $3,000,000 for any Losses sustained by Seller of which Seller gives notice to Buyer on or before that date which is six months from the Closing Date, and in an amount not exceeding $1,000,000 for any Losses sustained by Seller of which Seller gives notice to Buyer from that date which is six months after the Closing Date to one year after the Closing Date. Buyer shall not be liable for such Loss if Seller does not give notice within the applicable time period.

         10.10 SPECIAL RULES WITH RESPECT TO ENVIRONMENTAL AND NAME USE MATTERS. Notwithstanding the foregoing, with respect to any Losses of Seller under Section 10.6.(b), Buyer shall indemnify Seller for amounts which in the aggregate do not exceed $10,000,000, less all amounts paid to Seller pursuant to Section 10.9. Notwithstanding the foregoing, with respect to any Losses of Seller under Section 10.6.(e), Buyer shall indemnify Seller for all such amounts, provided that Seller gives Buyer notice of such Loss on or before that date which is six (6) years after the Closing Date, and Buyer shall not be liable for any such Loss described in this sentence for which Seller does not give Buyer notice within such six year period.

         10.11 PROCEDURE. The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 10.1 or 10.6 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

                                  ARTICLE 11.
                          SURVIVAL OF REPRESENTATIONS

         11.1. SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing for a period of one year, except that Seller's representations and warranties made pursuant to Section 4.18 shall survive the Closing for a period of three years.

         11.2. STATEMENTS AS REPRESENTATIONS. All statements contained in any certificate, Schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties for all purposes of this Agreement.

         11.3. REMEDIES CUMULATIVE. Unless specifically provided otherwise, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.


                                  ARTICLE 12.
                            TERMINATION OF AGREEMENT

         12.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                     (a)      By mutual agreement of Seller and Buyer.

                     (b) By Buyer, if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article VIII hereof have not been satisfied by the Closing or have not been waived in writing by Buyer.

                     (c) By Buyer on forty-eight (48) hours written notice in the event of a material adverse change in Seller's foodservice business or the value of the Assets for any reason, including without limitation, Seller's filing of a petition under Chapter 7 or 11 of the Bankruptcy Code or similar Law.

                     (d) By Seller, if there has been a material violation or breach by the Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article IX hereof have not been satisfied by the Closing or have not been waived in writing by Seller.

                     (e) By either Buyer or Seller if the transactions contemplated by this Agreement shall not have been consummated on or before February 28, 1997.

                     (f) By either Buyer or Seller if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

                     (g)      By Seller pursuant to Section 6.9.

         12.2. LIABILITIES OF THE PARTIES. In the event of the termination of this Agreement by any party hereto pursuant to this Section 12, the parties hereto shall have no liability under this Agreement of any nature whatsoever (other than pursuant to this Section 12) to the other parties hereto (including without limitation, any liability for damages or for the costs and expenses incurred in connection with the negotiation of this Agreement), unless any party is in default under its obligations under this Agreement, in which event the party in default shall be liable to the other parties for such default, and such non-defaulting parties shall be entitled to any and all remedies available at Law or in equity or under this Agreement. In the event that a condition precedent to the obligations of a party hereto is not satisfied, nothing herein shall be deemed to require any such party to terminate this Agreement rather than to waive such condition precedent and proceed with the Closing.


                                  ARTICLE 13.
                                 MISCELLANEOUS

         13.1.       EXPENSES.

                     (a) Except as set forth in (b), all fees and expenses incurred by Seller, including without limitation legal fees and expenses, in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer. Filing fees incurred in connection with any filing under the HSR Act shall be paid one-half by Seller and one-half by Buyer.

                     (b) In the event Seller incurs expenses as a result of the preparation of audited Financial Statements for the Assets, Buyer agrees to split such costs with Seller on a 50/50 basis. Any amount payable hereunder by Buyer shall be paid in cash at Closing.

         13.2. FURTHER ASSURANCES. Seller and Buyer agree that they will, from time to time on or after the Closing Date when so requested by the other, perform, execute, acknowledge, or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably necessary or advisable to carry out the provisions of this Agreement or any related document or to effectuate the consummation of any transactions, including without, limitation, putting Buyer in possession and operating control of the Assets and the business of Temple. The parties hereto further agree that so long as any books, records and files are retained by Temple with respect to the Assets or Temple's business or any books, records and files delivered under this Agreement to Buyer (to the extent such books, records and files relate to the Assets or Temple's business prior to the Closing Date) remain in existence and available, each party, at its expense and upon prior notice to the other party, shall have the right to inspect and make copies of the same at any time during normal business hours for any proper purpose.

         13.3. BULK TRANSFER. The parties hereby waive applicable provisions of the Uniform Commercial Code (as enacted in Texas) relating to bulk transfers. Seller represents that it has paid or will pay on or before the Closing all debts due and payable to its creditors in respect of the Assets, which debts are not assumed and payable by Buyer as set forth herein, and the non-payment of which would result in a lien on the Assets. Seller hereby agrees to indemnify and hold harmless Buyer from and against any and all liability to creditors of Seller arising from transactions which have occurred prior to the Closing unless specifically assumed by the Buyer herein.

         13.4.       ASSIGNABILITY; PARTIES IN INTEREST.

                     (a) Buyer may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Buyer, and Buyer shall advise Seller of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but Buyer and any other assignor shall remain jointly and severally liable thereunder.

                     (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.

                     (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

         13.5. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

         13.6. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         13.7. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

         13.8. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to Seller:

         Jim Kent, Senior Vice President
         Special Divisions
         McLane Company, Inc.
         4747 McLane Parkway
         P.O. Box 6115
         Temple, Texas  76503-6115

         with a copy to:

         Len E. Mewhinney
         McLane Company, Inc.
         Post Office Box 6115
         4747 McLane Parkway
         Temple, Texas  76503

         If to Buyer:

         Performance Food Group Company
         6800 Paragon Place, Suite 500
         Richmond, Virginia  23230
         Attn:  Roger Boeve
         with a copy to:

         Bass, Berry & Sims PLC
         2700 First American Center
         Nashville, Tennessee  37238
         Attn:  F. Mitchell Walker, Jr.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         13.9. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflict of laws rules.

         13.10. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Buyer and Seller. All such executed counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by Seller on the date first above written.

                                        BUYER:

                                        PERFORMANCE FOOD GROUP COMPANY,
                                        a Tennessee corporation


                                        By: /s/ Roger L. Boeve
                                            -----------------------------------
                                        Title: Executive Vice President
                                               --------------------------------

                                        SELLER:

                                        McLANE FOODSERVICE--TEMPLE, INC.,
                                        a Texas corporation


                                        By: /s/ James L. Kent
                                            -----------------------------------
                                        Title: Sr. V.P. Special Divisions
                                               --------------------------------

                                        McLANE COMPANY, INC.
                                        a Texas corporation


                                        By: /s/ James L. Kent
                                            -----------------------------------
                                        Title: Sr. V.P. Special Divisions
                                               --------------------------------

                     AMENDMENT TO ASSET PURCHASE AGREEMENT

         THIS AMENDMENT (the "Amendment") is entered into as of the 29th day of December 1996, by and among Performance Food Group Company, a Tennessee corporation ("PFG"), McLane Company, Inc., a Texas corporation ("Parent"), and McLane Foodservice -- Temple, Inc., a Texas corporation ("McLane").

         WHEREAS, PFG, Parent and Temple are all parties to that certain Asset Purchase Agreement (the "Agreement") dated October 22, 1996, and the parties thereto desire to amend the Agreement.

         NOW, THEREFORE, the parties hereto hereby agree to amend Section 11.1 of the Agreement to read in its entirety as follows:

         "11.1       SURVIVAL OF REPRESENTATIONS.  All representations,
warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing for a period of one year, except that Seller's representations and warranties made pursuant to Section 4.18 shall survive the Closing for a period of three years and the indemnity obligations made pursuant to Sections 10.5 and 10.10 shall survive the Closing for a period of six years."

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.


                                        PERFORMANCE FOOD GROUP COMPANY


                                        By: /s/ Roger L. Boeve
                                            -----------------------------------
                                        Title: Executive Vice President
                                               --------------------------------

                                        MCLANE COMPANY, INC.


                                        By: /s/ Len E. Mewhinney
                                            -----------------------------------
                                        Title: Vice President
                                               --------------------------------

                                        MCLANE FOODSERVICE -- TEMPLE, INC.


                                        By: /s/ Len E. Mewhinney
                                            -----------------------------------
                                        Title: Vice President
                                               --------------------------------

                                        PERFORMANCE FOOD GROUP OF TEXAS, L.P.

                                        By: Performance Food Group Company of
                                            Texas, Inc., its general partner

                                        By: /s/ Johnny Baird
                                            -----------------------------------
                                        Title: President
                                               --------------------------------